Exhibit 99.3

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES INCREASE IN CREDIT FACILITY BORROWING BASE

DENVER, CO April 20, 2012 - SM Energy Company (NYSE: SM) announces that the borrowing base under the Company's existing revolving credit facility has been increased to $1.5 billion, from $1.3 billion, as a result from its lenders' regularly scheduled semi-annual redetermination process. SM Energy has elected to leave the commitment amount from the bank group unchanged at $1.0 billion. There were no other changes to the terms of the credit facility resulting from the borrowing base redetermination.

Tony Best, President and CEO, commented, “I am pleased to see the increase in our borrowing base amount from the recently completed redetermination process with our bank group. The increase is a testament to the growth in our oil and rich-gas programs.”

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.